Exhibit 99.1

Grayscale Investments® Prevails in Lawsuit Against the SEC to Convert GBTC to an ETF

Press Release | 08/29/2023

STAMFORD, Conn., Aug. 29, 2023 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager, today announced the D.C. Circuit Court of Appeals ruled in Grayscale’s favor in its lawsuit challenging the decision by the Securities and Exchange Commission (SEC) to deny conversion of Grayscale Bitcoin Trust (BTC) (OTCQX: GBTC) to an ETF*.

The Court ruled in favor of Grayscale, stating the Firm “presented substantial evidence that Grayscale is similar, across the relevant regulatory factors, to bitcoin futures ETPs. The Commission failed to adequately explain why it approved the listing of two bitcoin futures ETPs but not Grayscale’s proposed bitcoin ETP. In the absence of a coherent explanation, this unlike regulatory treatment of like products is unlawful. We therefore grant Grayscale’s petition for review and vacate the Commission’s order.”

“This is a historic milestone for American investors, the Bitcoin ecosystem, and all those who have been advocating for Bitcoin exposure through the added protections of the ETF wrapper,” said Grayscale CEO Michael Sonnenshein. “Grayscale has adhered to U.S. financial rules and regulations in building our product suite since our founding in 2013, underpinned by one fundamental belief: investors deserve transparent, regulated access to crypto. It’s incredibly exciting that we are one step closer to making a U.S. spot Bitcoin ETF a reality.”

“We appreciate that the D.C. Circuit’s opinion acknowledged that this case presented a straight-forward question about equal treatment under the law,” said Grayscale Chief Legal Officer Craig Salm. “We are incredibly grateful to our legal teams at Munger, Tolles and Olson and Davis Polk and Wardell, and will be working closely with the SEC on next steps to bring GBTC to NYSE Arca as a spot Bitcoin ETF.”

*We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products that are not subject to the registration requirements of the ‘40 Act.

About Grayscale Investments®
Grayscale enables investors to access the digital economy through a family of regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest digital currency asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). For more information, please follow @Grayscale or visit grayscale.com.

Media Contact
Jennifer Rosenthal
press@grayscale.com